Exhibit 107

Calculation of Filing Fee Tables

Form S-1

NVNI Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Shares of Ordinary Shares, par value $0.00001 per share(2)(3)	457(c)	3,680,982	$4.635	$17,061,351.57	.00015310	$2,612.09
Fees to be Paid	Equity	Shares of Ordinary Shares underlying Series A Ordinary Warrants(2)(4)	457(g)	36,809,820	$4.635	$170,613,515.70	.00015310	$26,120.93
Fees to be Paid	Equity	Shares of Ordinary Shares underlying Series B Ordinary Warrants (2)(5)	457(g)	14,723,928	$4.635	$68,245,406.28	.00015310	$10,448.37
Fees to be Paid	Equity	Shares of Ordinary Shares underlying Placement Agent Warrants (2)(6)	457(g)	5,521,460	$4.635	$25,591,967.10	.00015310	$3,918.13

Carry Forward Securities	–	–	—	—	—	—	—	—

Total Offering Amounts						$281,512,240.65	.00015310	$43,099.52
Total Fee Offsets								—
Fees Previously Paid								—
Net Fee Due								$43,099.52

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)	This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The offering price per share and the aggregated offering price for shares reserved for future issuance are based on the average of the high and the low price of Registrant’s ordinary shares as reported on The Nasdaq Capital Market on February 10, 2025, which date is within five business days prior to filing this Registration Statement.

(3)	Represents shares of ordinary shares held by selling stockholders issued in the January 2025 offering that closed on January 2, 2025.

(4)	Represents shares of ordinary shares underlying Series A ordinary warrants to purchase up to an aggregate of 36,809,820 at an assumed exercise price equal to $0.652 per share, which is the floor price. The initial exercise price of the Series A ordinary warrants is $6.52.

(5)	Represents shares of ordinary shares underlying Series B ordinary warrants to purchase up to an aggregate of 14,723,928 at an assumed exercise price equal to $0.652 per share, which is the floor price used to calculate the maximum number of shares issuable pursuant to the Series B ordinary warrants. The initial exercise price of the Series B ordinary warrants is undeterminable at the time of this filing and the floor price was used as the exercise price in order to calculate the number of ordinary shares issuable pursuant to the exercise of the Series B ordinary warrants.

(6)	Represents shares of ordinary shares underlying placement agent warrants issued to the placement agent in the January 2025 offering to purchase up to an aggregate of 5,521,460 at an initial exercise price equal to $6.52 per share.